Exhibit 99.2

THIRD QUARTER 2024
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS THIRD QUARTER RESULTS

THIRD QUARTER 2024 HIGHLIGHTS

GAAP Net Revenues of $812M, up 8.1%, GAAP Operating Margin of 12.5%, Adjusted Operating Margin of 15.0% GAAP Net Income of $33M, Adjusted Net Income of $49M, Adjusted EBITDA Margin of 20.8%

Q3 Total Demand Growth increased 13%, RH Brand Demand Growth increased 14%

Nov Total Demand Growth accelerated to up 18%, RH Brand Demand Growth accelerated to up 24%

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues or GAAP gross margin presented in this press release.

RH Brand is inclusive of RH Interiors, RH Modern, RH Contemporary and RH Outdoor, and represents approximately 75% of our business.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

The positive inflection of our business continued to gain momentum with third quarter demand increasing 13% despite operating in the worst housing market in 30 years.

Our vector is increasing in both magnitude and direction with November demand up 18%, as the most prolific product transformation and platform expansion in the history of our industry continues to unfold.

Our industry leading growth is being driven by the RH brand where November demand increased 24% with the introduction of our new RH Modern Sourcebook and has continued to accelerate into December with month to date demand up 30%, demonstrating the disruptive nature of our product transformation.

The performance of the RH brand reflects market share gains of 15 to 25 points in Q3, accelerating to 25 to 45 points in Q4 based on our current trends and the expectations of furniture based retailers. We believe our collections reflect a level of design and quality inaccessible in our current market and a value proposition that is disruptive across multiple markets, positioning RH to gain significant market share for the foreseeable future.

Our Contract, Outlet, Baby & Child, and Teen businesses should benefit from our product transformation in 2025 as 1) The new assortment becomes more widely available to support our Contract Business, 2) Returns of the new product drive our Outlet Business, and 3) The most successful designs are translated into smaller sizes for Baby, Child, and Teen.

We are also pleased that results for the third quarter reflected our guidance with revenues increasing 8.1%, adjusted operating margin of 15.0% versus 7.3% last year, and adjusted EBITDA margin of 20.8% versus 12.4% a year ago.

Based on current trends we are raising our fourth quarter and full year guidance to:

Q4 Total Demand growth of 20% to 22%, and Revenue growth of 18% to 20%

Q4 Adjusted Operating Margin of 12.2% to 13.2%, and Adjusted EBITDA Margin of 18.0% to 19.0%

FY Total Demand growth of 9.9% to 10.4%, and Revenue growth of 6.8% to 7.2%

FY Adjusted Operating Margin of 11.5% to 11.7%, and Adjusted EBITDA Margin of 17.2% to 17.4%

Note: The above outlook for Demand and Revenue growth is provided on a 52 versus 52 week basis. The 53rd week of fiscal 2023 contributed approximately $50 million in revenues. Additionally, the 53rd week benefited adjusted operating margin in Q4 2023 by 50 basis points.

1	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

EVERY ACT OF CREATION IS FIRST AN ACT OF DESTRUCTION – Pablo Picasso

We have worked hard to destroy the former version of ourselves and are in the process of unleashing what we believe is an exponentially more inspiring and disruptive RH brand, inclusive of the most prolific product transformation and platform expansion in the history of our industry. We believe the important investments we are making during this depressed housing cycle are creating a level of strategic separation in our industry that rivals the most important brands in the world.

Our Product Transformation Plan for the Remainder of 2024 and Select 2025 Highlights Include:

The second mailing of our new RH Modern Sourcebook arrived in homes in November with 54 new collections across furniture, upholstery, lighting, rugs and textiles. Based on our demand trends and confidence in the new offering, we increased our advertising investment by approximately $6 million in the quarter to further expand both page count and circulation. The quarter-to-date demand leads us to believe that this investment will prove to be a wise decision over the course of the fourth quarter and into the first half of 2025.

As a reminder, post analysis of our circulation data we decided to consolidate our RH Contemporary Sourcebook collections into the RH Interiors and RH Modern Sourcebooks to optimize overall mailing depth and efficiency. Mailing fewer, more meaningful books enables our brand to break through the compounding clutter across the consumer industry, and is aligned with our Gallery strategy of fewer, more immersive and brand defining physical experiences.

The introduction of our new RH Interiors Sourcebook is now planned to be in homes beginning early February with 89 new collections across furniture, upholstery, lighting, rugs and textiles. The new collections and improved in-stocks, should further increase our vector and market share gains in the first half of 2025.

The introduction of our 2025 RH Outdoor Sourcebook, featuring the most dominant assortment of high quality outdoor furniture in the world is also planned for early February. The new Sourcebook will include eight new outdoor furniture collections, an exciting new outdoor textiles offering, plus a significantly improved in-stock position to start the season versus a year ago.

As you know, we acquired Waterworks in 2016, arguably the most desired brand in the luxury bath and kitchen category. The Waterworks team has done an outstanding job over the past eight years to further elevate the brand and build a highly profitable business model that can scale.

Waterworks, like most other luxury brands in the home space, generates the vast majority of its revenues from the trade market, selling to architects, designers, developers and builders. While RH has a meaningful trade business, the vast majority of our revenue is generated by consumers. We believe there is a significant opportunity to amplify the Waterworks business on the RH platform by exposing the brand to a much larger audience, similar to how we have expanded other trade focused businesses and brands over the years.

This week we will begin to introduce the Waterworks brand across the RH platform beginning with a 3,000 square foot Waterworks Showroom in our largest new Design Gallery opening tomorrow in Newport Beach, California. Our interior designers around the world will now be able to specify Waterworks in their design projects and customers will be able to view and purchase Waterworks on RH.com in the next few weeks. We also plan to test a Waterworks Sourcebook in the second half of 2025. Waterworks today is just shy of a $200 million dollar business with mid-to-high teens EBITDA margin that we believe has the potential to become a billion-dollar global brand on our platform.

We also have plans to unveil RH Couture Upholstery by Dmitriy & Co. in the first half of 2025. We purchased Dmitriy & Co. in 2020 with a vision of making the most exquisitely designed and crafted upholstered furniture in the world, previously only available to-the-trade, accessible to consumers on the RH platform. While there has been much speculation regarding how we might change Dmitriy & Co. to address a larger market, our plan is just the opposite. We believe, by not changing anything, we will change everything. Like Waterworks, we believe transitioning some of the most admired brands in the world from a solely trade based to a blended consumer and trade-based business model is a very big idea, and one that can result in exponential growth for these highly desired brands.

Additionally, we plan to introduce a significant new brand extension in the Fall of 2025 that we believe will meaningfully expand the market size and share of the RH brand. This new brand extension will include a new

2	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Sourcebook and have a significant website presence on RH.com. We expect to present the product in our Galleries in early 2026 and will share more details of this exciting new venture in the new year.

Lastly, we do not expect a negative impact to margins as a result of the most recent communications regarding the potential for increased tariffs in 2025. We have been proactively moving sourcing away from China over the past several years with the expectation of fully exiting the country by the end of the second quarter. We are also transitioning products manufactured in Mexico and believe we can successfully reposition our sourcing with no disruption to the supply chain.

Let me shift your attention to the elevation and expansion of our platform.

We continue to open the most inspiring and immersive physical experiences in our industry and some would say the world. Spaces that are a reflection of human design, a study of balance, symmetry and perfect proportions. Spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality. Spaces with garden courtyards, rooftop restaurants, wine and barista bars. Spaces that activate all of the senses, and spaces that cannot be replicated online.

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion-dollar opportunity.

Our Platform Expansion Plan for the Remainder of 2024 and 2025 Includes:

RH Newport Beach, opening tomorrow with over 90,000 square feet of indoor and outdoor space spread over four floors with views of the Pacific Ocean will be one of our most dramatic, immersive and brand defining physical experiences to date, and will replace three legacy Galleries in the region. RH Newport Beach, The Gallery at Fashion Island features the RH Ocean Grill, a 270 seat Indoor-Outdoor Rooftop Restaurant with uninterrupted views and dramatic sunsets over the California coastline, two Wine & Barista Bars, our first Waterworks Showroom, an Interior Design Atelier, and the most expansive Luxury Outdoor Furniture assortment in our industry. We believe RH Newport Beach will be an inspiring destination in the Southern California market and has the potential to become our second $100M plus Gallery.

RH Montecito, also opening this week, is a reimagination of the Historic Fire House in the charming enclave perched above Santa Barbara. The Gallery will feature The RH Firehouse Grill, an indoor-outdoor Courtyard Restaurant with fireplaces and fountains, a Wine & Barista Bar, plus an Interior Design Atelier.

The first RH Interior Design Studio is opening this week in Palm Desert, California. Our goal is to establish RH as the leading interior design firm in the world, as we’ve moved the brand from simply curating and selling product to conceptualizing and selling spaces. The Palm Desert location is a unique test of a consumer facing interior design firm, not a Gallery. Our theory is, by presenting RH Interior Design in a singular fashion, as a professional interior design firm, we will attract the highest caliber interior designers, and therefore the highest value consumers. We believe this might be one of the most important strategies to elevate and distinguish the RH brand as a global design authority at the highest end of the market.

We are also developing an RH Design Ecosystem in Palm Desert with plans to add a 10,000 square foot RH Design Gallery and a freestanding 5,000 square foot RH Outdoor Furniture Gallery on the same street. Additionally, we are considering a freestanding RH All Day Cafe to complete the ecosystem in the near future.

RH Raleigh opened in November of this year with 50,000 square feet of indoor and outdoor space over three levels, The Gallery includes a Rooftop Restaurant, Garden Courtyards, a Wine & Barista Bar, and an Interior Design Atelier.

We plan to open seven North American Galleries in 2025 including Montreal, Manhasset, Detroit, Oklahoma City, Los Gatos, Palm Desert and Aspen.

Additionally, we plan to open two International Galleries in 2025, RH Paris and RH London.

We anticipate an inflection of our business in Europe as we begin to open in the important brand building markets of Paris and London in 2025, and Milan in 2026. It is then we will gain scale to support the advertising investments necessary to build our business across Europe.

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We are pleased with the second year growth trends at RH England as the Gallery is up 42% July through December, while the web business is up 111%. Current demand trends would indicate the Gallery would reach approximately $31 million in its second full year, with the web demand reaching $7 million in its second full year.

To put these results in the proper perspective, if an RH Gallery in the English Countryside, with an estimated population of 100,000 in a 10 mile radius almost 2 hours outside of London, can generate $38 million of demand in its second year, what can an RH Gallery in the center of Mayfair, the most exclusive district of London, a global city with a population of 9.7 million, do in its second year? We believe exponentially more.

We are also making meaningful investments to elevate and differentiate our online experience with plans to upgrade our website in the fourth quarter of 2024 and throughout 2025. Some of the functionality we plan to introduce is quite revolutionary and unlike anything in the market. We plan to file for design patents on several of the user interface and presentation designs and will begin to discuss the new website strategy in more detail as we roll out the new functionality.

LEADERS HAVE TO BE COMFORTABLE MAKING OTHERS UNCOMFORTABLE

Leadership is about pursuing a vision, leading people somewhere they've never been, doing things they’ve never done. As creatures of habit, change is uncomfortable for humans, but for the people and partners of Team RH, a culture of invention and innovation is at the core of who we are, and reflected in everything we do.

We’ve grown comfortable making ourselves and others uncomfortable for over two decades, and plan to continue doing so for the foreseeable future. It’s what leaders do, and how we know we’re on the right path. Whether it’s investing in the most prolific product transformation in the history of our industry while others are hunkering down during the worst housing market in three decades, or opening the largest and most immersive physical retail experiences in the world while others are shrinking or closing their stores and moving online.

By refusing to follow the herd into the anything but social, world of social media (you won’t find us on instagram), or paying strangers (influencers), to say they love our brand on TikTok, we chose to, in the words of Ralph Waldo Emerson, “Go instead where there is no path, and leave a trail”. We aim to craft our own unique identity, one built on a foundation of invention and innovation, truth and trust, taste and style, leadership and love.

Over 20 years ago, we began this journey with a vision of transforming a nearly bankrupt business that had a $20 million market cap and a box of Oxydol laundry detergent on the cover of its catalog into the leading luxury home brand in the world. The lessons and learnings, the insights and intricacies, the sacrifices made and scar tissue developed by getting knocked down 10 times and getting up 11 leads to the development of the mental and moral qualities that build character in individuals and form cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one.

In a world that rewards duplication and penalizes the inherent bumpy road of innovation (especially for companies in the public domain), we the people and partners of Team RH will continue to drive ourselves to destroy today’s reality so we can create tomorrow’s future, while remaining completely comfortable making ourselves and others uncomfortable.

Never underestimate the power of a few good people who don’t know what can’t be done.

Especially these people.

Onward Team RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

4	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise) and excludes exchanges and shipping fees. RH Core demand or other similar references to brand demand or RH Core brand demand represent the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Other references to demand or Total Demand represent the demand generated from all of our business, inclusive of sales from RH Outlet and RH Hospitality. Due to fiscal 2023 being a 53-week year, demand growth excludes the extra week and is calculated on a 52-week comparable basis.

5	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income (loss), adjusted diluted net income (loss) per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

6	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, our expectations regarding the housing market and demand trends; our expectations regarding market share gains and our growth trajectory in comparison to other industry participants in 2024 and beyond; our plans regarding global expansion including over the next decade; our belief that aggressive investing during a downturn positions us to capitalize on certain long-term opportunities, and that such opportunities have begun to materialize; our expectations around the impact of monetary policy on the housing market through the end of 2024 and into fiscal 2025; our belief that our investments will create meaningful long-term value for our shareholders; our belief that our product transformation plans represent the most prolific product transformation and platform expansion in the history of our industry; our beliefs and expectations around the impact of our Sourcebook mailing strategy in elevating our brand and business our plans to capitalize on certain demand trends in connection with our Sourcebook mailing strategy, including the near-term benefits of our investment in the Sourcebook and the introduction of our 2025 RH Outdoor Sourcebook; our belief that improving our in-stock position will positively impact our business through fiscal 2024 and into 2025; our belief that there is a significant opportunity to amplify the Waterworks business on the RH platform; our plans and expectations with respect to Waterworks, including the launch of a Waterworks Showroom, the development of a Waterworks Sourcebook, and the potential of Waterworks to become a billion-dollar global brand; our plans and expectations with respect to RH Couture Upholstery by Dmitriy & Co.; our beliefs and expectations regarding our new brand extension in Fall 2025; our belief that our platform expansion plans represent a multi-billion dollar opportunity; our plans and expectations regarding platform expansion for the second half of 2024, including with respect to the openings of North American Design Galleries in Newport Beach and Montecito with integrated RH Interior Design Offices, restaurants and coffee and wine bars, our first RH Interior Design Studio in Palm Desert, California; our belief that there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation as well as augmenting Design Galleries in larger markets with additional design services in stand-alone Design Studios; our plans to further our global expansion efforts in Europe and the United Kingdom in 2025 and 2026, including our projections for growth in RH England; our expectations regarding business conditions and demand trends through the remainder of fiscal 2024 and 2025; our plans and beliefs around our online platform and website strategies, including the timing of such updates and intentions to file design patents on user interface and product presentation designs; our beliefs around the risks associated with the U.S. presidential election, including our expectations regarding the potential effect of increased tariffs on our margins; our plans to reposition our supply chain, including the timing of exiting China-based manufacturing in fiscal 2025 and transitioning Mexico-based manufacturers without disruption; our plans and expectations and reporting of demand and revenue each quarter of fiscal 2024; our forecasts and outlook for fiscal 2024 including among other matters increased backlog, investments and startup costs to support our international expansion, demand growth, revenue growth, adjusted operating margin, and adjusted EBITDA margin; our plan to open Design Galleries in every major market, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the

7	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors; risks related to tariffs; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (“SEC”), and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we made it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

8	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	NOVEMBER 2,	% OF NET	OCTOBER 28,	% OF NET	NOVEMBER 2,	% OF NET	OCTOBER 28,	% OF NET
	2024	REVENUES	2023	REVENUES	2024	REVENUES	2023	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$811,732	100.0%	$751,225	100.0%	$2,368,347	100.0%	$2,290,866	100.0%
Cost of goods sold	450,392	55.5	410,775	54.7	1,316,212	55.6	1,222,798	53.4
Gross profit	361,340	44.5	340,450	45.3	1,052,135	44.4	1,068,068	46.6
Selling, general and administrative expenses	259,872	32.0	289,214	38.5	799,877	33.7	766,252	33.4
Income from operations	101,468	12.5	51,236	6.8	252,258	10.7	301,816	13.2
Other expenses
Interest expense—net	57,590	7.1	54,640	7.3	173,624	7.4	138,878	6.1
Other expense—net	27	—	5,305	0.7	529	—	4,466	0.2
Total other expenses	57,617	7.1	59,945	8.0	174,153	7.4	143,344	6.3
Income (loss) before income taxes and equity method investments	43,851	5.4	(8,709)	(1.2)	78,105	3.3	158,472	6.9
Income tax expense (benefit)	9,256	1.1	(9,215)	(1.3)	10,882	0.5	34,615	1.5
Income before equity method investments	34,595	4.3	506	0.1	67,223	2.8	123,857	5.4
Share of equity method investments loss—net	1,427	0.2	2,693	0.4	8,728	0.3	7,677	0.3
Net income (loss)	$33,168	4.1%	$(2,187)	(0.3)%	$58,495	2.5%	$116,180	5.1%
Weighted-average shares used in computing basic net income (loss) per share	18,534,815		18,371,545		18,439,159		20,459,241
Basic net income (loss) per share	$1.79		$(0.12)		$3.17		$5.68
Weighted-average shares used in computing diluted net income (loss) per share	19,981,011		18,371,545		19,960,108		22,207,813
Diluted net income (loss) per share	$1.66		$(0.12)		$2.93		$5.23

T-1	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	NOVEMBER 2,	FEBRUARY 3,
	2024	2024

	(in thousands)
ASSETS
Cash and cash equivalents	$87,012	$123,688
Merchandise inventories	978,553	754,126
Other current assets	212,186	224,088
Total current assets	1,277,751	1,101,902
Property and equipment—net	1,797,308	1,685,858
Operating lease right-of-use assets	599,836	625,801
Goodwill and intangible assets	217,463	216,960
Equity method investments	129,561	128,668
Deferred tax assets and other non-current assets	442,303	384,708
Total assets	$4,464,222	$4,143,897
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$411,832	$366,585
Deferred revenue and customer deposits	307,922	282,812
Convertible senior notes due 2024—net	—	41,835
Other current liabilities	176,513	181,636
Total current liabilities	896,267	872,868
Asset based credit facility	190,000	—
Term loan B—net	1,907,333	1,919,885
Term loan B-2—net	468,193	468,696
Real estate loans—net	17,519	17,766
Non-current operating lease liabilities	559,518	576,166
Non-current finance lease liabilities	588,766	566,829
Deferred tax liabilities and other non-current obligations	19,635	19,081
Total liabilities	4,647,231	4,441,291
Stockholders’ deficit	(183,009)	(297,394)
Total liabilities and stockholders’ deficit	$4,464,222	$4,143,897

T-2	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,
	2024	2023

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$58,495	$116,180
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	95,434	88,858
Depreciation and amortization	96,082	84,360
Stock-based compensation expense	33,757	28,538
Asset impairments	20,535	7,165
Deferred income taxes	5,399	40,884
Share of equity method investments loss—net	8,728	7,677
Other non-cash items	6,529	5,025
Change in assets and liabilities:
Merchandise inventories	(224,244)	81,166
Prepaid expense and other assets	13,084	(12,788)
Landlord assets under construction—net of tenant allowances	(33,032)	(18,617)
Accounts payable and accrued expenses	43,812	(2,859)
Deferred revenue and customer deposits	25,065	(22,735)
Other changes in assets and liabilities	(113,775)	(86,682)
Net cash provided by operating activities	35,869	316,172
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(179,897)	(131,840)
Equity method investments	(9,620)	(34,321)
Net cash used in investing activities	(189,517)	(166,161)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under asset based credit facility	190,000	—
Repayments under term loans	(18,750)	(18,750)
Repayments of convertible senior notes	(41,904)	(1,696)
Principal payments under finance lease agreements—net of tenant allowances	(19,609)	(9,551)
Repurchases of common stock—inclusive of excise taxes paid	(11,988)	(1,252,899)
Proceeds from exercise of stock options	19,241	5,816
Other financing activities	(232)	(1,306)
Net cash provided by (used in) financing activities	116,758	(1,278,386)
Effects of foreign currency exchange rate translation on cash	214	(733)
Net decrease in cash and cash equivalents and restricted cash	(36,676)	(1,129,108)
Cash and cash equivalents and restricted cash
Beginning of period—cash and cash equivalents	123,688	1,508,101
Beginning of period—restricted cash	—	3,662
Beginning of period—cash and cash equivalents and restricted cash	$123,688	$1,511,763

End of period—cash and cash equivalents	87,012	380,695
End of period—restricted cash	—	1,960
End of period—cash and cash equivalents and restricted cash	$87,012	$382,655

T-3	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(in thousands)
Net cash provided by (used in) operating activities	$(31,437)	$67,817	$35,869	$316,172
Capital expenditures	(64,557)	(50,244)	(179,897)	(131,840)
Free cash flow(1)	$(95,994)	$17,573	$(144,028)	$184,332
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-4	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(in thousands)
Capital expenditures	$64,557	$50,244	$179,897	$131,840
Landlord assets under construction—net of tenant allowances	15,571	4,658	33,032	18,617
Adjusted capital expenditures(1)(2)	$80,128	$54,902	$212,929	$150,457
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received subsequent to lease commencement are reflected as a reduction to principal payments under finance lease agreements within financing activities on the condensed consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances subsequent to lease commencement of $2.4 million during the nine months ended October 28, 2023. No such amounts were received from landlords during the three or nine months ended November 2, 2024 or during the three months ended October 28, 2023.

T-5	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(in thousands)
GAAP net income (loss)	$33,168	$(2,187)	$58,495	$116,180
Adjustments (pre-tax):
Selling, general and administrative expenses:
Asset impairments(1)	19,545	3,531	19,545	3,531
Non-cash compensation(2)	861	1,972	3,669	7,527
Legal settlements—net(3)	—	—	(9,375)	8,000
Reorganization related costs(4)	—	—	—	7,621
Recall accrual(5)	—	(1,576)	—	(1,576)
Subtotal adjusted items	20,406	3,927	13,839	25,103
Impact of income tax items(6)	(5,652)	(12,232)	(5,576)	(15,868)
Share of equity method investments loss—net(7)	1,427	2,693	8,728	7,677
Adjusted net income (loss)(8)	$49,349	$(7,799)	$75,486	$133,092
(1)	The adjustment in the three and nine months ended November 2, 2024 includes $19 million of long-lived asset impairment for our two Design Galleries in Germany. These two Design Galleries were a required part of a real estate lease acquisition strategy of four European locations that included our two key iconic Design Galleries of RH Paris and RH London. We intentionally decided not to extend the leases of the German Design Galleries beyond their pre-existing terms, both of which end in 2027, until we have greater clarity of business post the opening of the important brand building locations in Paris and London. The adjustment also includes impairment of pre-acquisition costs related to an unsuccessful joint venture arrangement of $1.0 million. The adjustment in the three and nine months ended October 28, 2023 includes impairment of property and equipment of $2.2 million related to the interior refresh of our Design Galleries, as well as impairment of a loan receivable of $1.3 million.
(2)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	The adjustment in the nine months ended November 2, 2024 represents favorable legal settlements received of $10 million, partially offset by costs incurred in connection with one of the matters. The adjustment in the nine months ended October 28, 2023 represents legal settlements associated with class action litigation matters.
(4)	Represents severance costs and related payroll taxes associated with a reorganization.
(5)	Represents accrual adjustments related to product recall charges.
(6)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income (loss), (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as the Federal Rehabilitation Tax Credit related to the San Francisco Design Gallery in the third quarter of fiscal 2023. The adjustments for the three months ended November 2, 2024 and October 28, 2023 are based on adjusted tax rates of 23.2% and (63.1)%, respectively. The adjustments for the nine months ended November 2, 2024 and October 28, 2023 are based on adjusted tax rates of 17.9% and 27.5%, respectively.
(7)	Represents our proportionate share of the net loss of our equity method investments.
(8)	Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income (loss) is included in this shareholder letter because our senior leadership team believes that adjusted net income (loss) provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income (loss) is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-6	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO
ADJUSTED DILUTED NET INCOME (LOSS) PER SHARE

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024(1)	2023(2)	2024(1)	2023(1)
Diluted net income (loss) per share	$1.66	$(0.12)	$2.93	$5.23
Pro forma diluted net income (loss) per share(3)	$1.67	$(0.12)	$2.95	$5.27
Per share impact of adjustments (pre-tax)(4):
Asset impairments	0.98	0.19	0.99	0.16
Non-cash compensation	0.04	0.11	0.18	0.34
Legal settlements—net	—	—	(0.47)	0.36
Reorganization related costs	—	—	—	0.35
Recall accrual	—	(0.09)	—	(0.07)
Subtotal adjusted items	1.02	0.21	0.70	1.14
Impact of income tax items(4)	(0.28)	(0.66)	(0.28)	(0.72)
Share of equity method investments loss—net(4)	0.07	0.15	0.44	0.34
Adjusted diluted net income (loss) per share(5)	$2.48	$(0.42)	$3.81	$6.03
(1)	For the three and nine months ended November 2, 2024 and for the nine months ended October 28, 2023, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the three months ended October 28, 2023, we recorded a GAAP net loss and an adjusted net loss. As a result, the weighted-average shares used to calculate GAAP and adjusted diluted net loss per share are the same and there is no adjustment to the share count.
(3)	Pro forma diluted net income per share for the three months ended November 2, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,909,594, which excludes dilution of 71,417 shares related to the 2024 Notes. Pro forma diluted net income per share for the nine months ended November 2, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,831,761, which excludes dilution of 128,347 shares related to the 2024 Notes.

Pro forma diluted net income per share for the nine months ended October 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 22,061,551, which excludes dilution of 146,262 shares related to the 2023 Notes and 2024 Notes.

(4)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(5)	Adjusted diluted net income (loss) per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income (loss) per share as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income (loss) per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income (loss) per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income (loss) per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-7	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(dollars in thousands)
Selling, general and administrative expenses	$259,872	$289,214	$799,877	$766,252
Asset impairments(1)	(19,545)	(3,531)	(19,545)	(3,531)
Non-cash compensation(1)	(861)	(1,972)	(3,669)	(7,527)
Legal settlements—net(1)	—	—	9,375	(8,000)
Reorganization related costs(1)	—	—	—	(7,621)
Recall accrual(1)	—	1,576	—	1,576
Adjusted selling, general and administrative expenses(2)	$239,466	$285,287	$786,038	$741,149
Net revenues	$811,732	$751,225	$2,368,347	$2,290,866
Selling, general and administrative expenses margin(3)	32.0%	38.5%	33.7%	33.4%
Adjusted selling, general and administrative expenses margin(3)	29.5%	38.0%	33.2%	32.4%
(1)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues.

T-8	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(dollars in thousands)
Net income (loss)	$33,168	$(2,187)	$58,495	$116,180
Income tax expense (benefit)	9,256	(9,215)	10,882	34,615
Interest expense—net	57,590	54,640	173,624	138,878
Share of equity method investments loss—net	1,427	2,693	8,728	7,677
Other expense—net	27	5,305	529	4,466
Operating income	101,468	51,236	252,258	301,816
Asset impairments(1)	19,545	3,531	19,545	3,531
Non-cash compensation(1)	861	1,972	3,669	7,527
Legal settlements—net(1)	—	—	(9,375)	8,000
Reorganization related costs(1)	—	—	—	7,621
Recall accrual(1)	—	(1,576)	—	(1,576)
Adjusted operating income(2)	$121,874	$55,163	$266,097	$326,919
Net revenues	$811,732	$751,225	$2,368,347	$2,290,866
Operating margin(3)	12.5%	6.8%	10.7%	13.2%
Adjusted operating margin(3)	15.0%	7.3%	11.2%	14.3%
(1)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-9	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(dollars in thousands)
Net income (loss)	$33,168	$(2,187)	$58,495	$116,180
Depreciation and amortization	32,998	28,454	96,082	84,360
Interest expense—net	57,590	54,640	173,624	138,878
Income tax expense (benefit)	9,256	(9,215)	10,882	34,615
EBITDA(1)	133,012	71,692	339,083	374,033
Non-cash compensation(2)	11,684	9,820	33,757	28,538
Asset impairments(3)	19,545	3,531	19,545	3,531
Share of equity method investments loss—net(3)	1,427	2,693	8,728	7,677
Capitalized cloud computing amortization(4)	2,852	2,062	8,017	5,834
Other expense—net(5)	27	5,305	529	4,466
Legal settlements—net(3)	—	—	(9,375)	8,000
Reorganization related costs(3)	—	—	—	7,621
Recall accrual(3)	—	(1,576)	—	(1,576)
Adjusted EBITDA(1)	$168,547	$93,527	$400,284	$438,124
Net revenues	$811,732	$751,225	$2,368,347	$2,290,866
EBITDA margin(6)	16.4%	9.5%	14.3%	16.3%
Adjusted EBITDA margin(6)	20.8%	12.4%	16.9%	19.1%
(1)	EBITDA and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-10	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Amounts consisted of the following in each period:

	THREE MONTHS ENDED		NINE MONTHS ENDED
	NOVEMBER 2,	OCTOBER 28,	NOVEMBER 2,	OCTOBER 28,
	2024	2023	2024	2023

	(dollars in thousands)
Foreign exchange from transactions(a)	$673	$1,567	$1,811	$1,696
Foreign exchange from remeasurement of intercompany loans(b)	(646)	3,738	(1,282)	2,770
Other expense—net	$27	$5,305	$529	$4,466
(a)	Represents net foreign exchange gains and losses related to exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to the euro and pound sterling.
(b)	Represents remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.
(6)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues. We are not able to provide a reconciliation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-11	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME
TO TRAILING TWELVE MONTHS EBITDA AND
TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
NOVEMBER 2, 2024
(in thousands)
Net income	$69,876
Depreciation and amortization	130,711
Interest expense—net	233,042
Income tax expense—net	4,528
EBITDA(1)	438,157
Non-cash compensation(2)	44,601
Asset impairments(3)	19,545
Share of equity method investments loss—net(4)	11,926
Capitalized cloud computing amortization(5)	10,583
Legal settlements—net(6)	(8,875)
Other income—net(7)	(2,859)
Adjusted EBITDA(1)	$513,078
(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents $19 million of asset impairment for our two Design Galleries in Germany (refer to footnote (1) within table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)”) and $1.0 million of asset impairment related pre-acquisition costs related to an unsuccessful joint venture arrangement.
(4)	Represents our proportionate share of the net loss of our equity method investments.
(5)	Represents amortization associated with capitalized cloud computing costs.
(6)	Represents favorable legal settlements received of $10 million, partially offset by legal settlements associated with class action litigation matters of $0.5 million and costs incurred in connection with one of the matters.
(7)	Represents exchange rate changes affecting foreign currency denominated transactions and from the remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.

T-12	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	NOVEMBER 2,	INTEREST
	2024	RATE(1)
	(dollars in thousands)
Asset based credit facility	$190,000	6.10%
Term loan B(2)	1,940,000	7.30%
Term loan B-2(2)	490,000	8.04%
Notes payable for share repurchases	315	4.14%
Total debt	2,620,315
Cash and cash equivalents	(87,012)
Total net debt(3)	$2,533,303
Trailing twelve months adjusted EBITDA(4)	$513,078
Ratio of total net debt to trailing twelve months adjusted EBITDA(4)	4.9
(1)	Interest rates for the Term loan B and Term loan B-2 are as of November 2, 2024. Interest rates for the asset based credit facility and notes payable for share repurchases represent the weighted-average interest rate as of November 2, 2024.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Net debt excludes non-recourse real estate loans of $18 million related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-13	THIRD QUARTER 2024 FINANCIAL RESULTS AND SHAREHOLDER LETTER